Exhibit 99.1

Avadel Pharmaceuticals Reiterates 2025 Guidance as it Reports Fourth Quarter and Full Year 2024 Financial Results

-- LUMRYZ™ generated $50.4 million in sales in the fourth quarter, up 158% year-over-year, taking the full-year total to $169.1 million, in line with preliminary results published January 8

-- Reiterates 2025 guidance, with the number of patients on LUMRYZ expected to increase to 3,300-3,500 by year-end, generating $240-$260 million in net product revenue and cash flow of $20-40 million

--Executing multiple initiatives to accelerate patient demand for LUMRYZ

-- Patient enrollment is on track in the Phase 3 REVITALYZ™ study to evaluate efficacy and safety of LUMRYZ in Idiopathic Hypersomnia (IH)

-- Avadel management to host a conference call today at 8:30 a.m. ET

DUBLIN, Ireland, March 3, 2025 - Avadel Pharmaceuticals plc (Nasdaq: AVDL), a biopharmaceutical company focused on transforming medicines to transform lives, today announced its financial results for the fourth quarter and full year ended December 31, 2024. The company has also reiterated the 2025 guidance provided to shareholders on January 8, 2025.

“Building on our progress in 2024, we have launched several initiatives since the start of the year with the primary goal of increasing the number of patients on LUMRYZ,” said Greg Divis, Chief Executive Officer of Avadel Pharmaceuticals.  “Although it is still early in 2025, we are encouraged by the positive trends that are developing and remain laser-focused on making the most of our opportunity in our pursuit of the billion-dollar market potential of LUMRYZ.”

“We started 2025 with 2,500 patients on LUMRYZ and generated positive cash flow in the fourth quarter of 2024. The evidence for LUMRYZ as an innovative sleep medicine capable of transforming patients’ lives continues to grow. We are investing to accelerate the market adoption of LUMRYZ and are progressing the search for a new leader of our commercial organization with the right experience and capabilities to advance the pace and performance of the LUMRYZ launch and to lead the team through the next phase of significant growth.”

Avadel has invested in i) expanding its field sales team to reach more physicians, ii) doubling its field reimbursement team to accelerate the pace of patient fulfilment, iii) providing more direct personal support to patients and physicians via an expansion of its nurse team, and iv) adding patient ambassadors to help educate people with narcolepsy.

Avadel expects to generate $240-$260 million in net product revenue and cash flow of $20 - 40 million during 2025, as the number of patients on LUMRYZ is expected to grow to 3,300 - 3,500. Additionally, Avadel is advancing its pivotal Phase 3 trial for idiopathic hypersomnia (IH), which the company expects will further solidify its leadership in sleep medicine.

Fourth Quarter Highlights and 2025 Guidance:

•	Generated $50.4 million of net product revenue from sales of LUMRYZ in the fourth quarter of 2024, up from $19.5 million from the same period in the prior year, a 158% increase.

•	As of December 31, 2024, 2,500 patients were on LUMRYZ.

o	As of December 31, 2024, approximately 74% of patients on therapy were reimbursed.

o	Patients on therapy expected to increase to 3,300 - 3,500 by end of 2025, a 40% increase over 2024 at the higher end of the estimate.

•	Reiterates 2025 full-year guidance of $240 - $260 million in net product revenue, cash operating expenses of $180 - $200 million and cash flow of $20 - 40 million.

Corporate and Pipeline Updates:

•	Received FDA approval for LUMRYZ for the treatment of cataplexy or excessive daytime sleepiness (EDS) in pediatric patients 7 years of age and older with narcolepsy. Granted Orphan Drug Exclusivity for that patient population through October 16, 2031.

•	USPTO granted 8 more patents in Q4 bringing the total number of patents listed for LUMRYZ in the U.S. Food & Drug Administration’s Orange Book to 29 as of December 31, 2024.

•	Ongoing patient enrollment in the REVITALYZ pivotal study, a Phase 3 double-blind, placebo-controlled, randomized withdrawal, multicenter study designed to evaluate the efficacy and safety of LUMRYZ in IH. Enrollment remains on track to be completed during the second half of 2025.

•	Strengthened leadership team with the recent appointments of Sev Melkonian as Vice President of Patient Services, Distribution and Reimbursement, and Kevin Springman as Vice President of Sales.

•	Focused on further strengthening management team and making progress in the search for a new commercial organization leader with proven experience in rare diseases.

Overview of Fourth Quarter and Full Year Financial Results

Avadel recognized $50.4 million and $169.1 million in net product revenue from sales of LUMRYZ for the quarter and year ended December 31, 2024, respectively, compared to $19.5 million and $28.0 million for the same periods in 2023.

R&D expenses for the quarter and year ended December 31, 2024 were $4.3 million and $15.2 million, respectively, compared to $2.4 million and $13.3 million for the same periods in 2023. The increases were driven primarily by additional costs related to the ongoing Phase 3 pivotal trial in IH.

SG&A expenses for the quarter and year ended December 31, 2024 were $44.6 million and $181.0 million, respectively, compared to $41.3 million and $151.7 million for the same periods in 2023. These increases were driven primarily by higher costs associated with the commercial launch of LUMRYZ and higher compensation costs due to increased headcount to support the execution of our strategy and plan.

Net losses for the quarter and year ended December 31, 2024 decreased to $5.0 million, or ($0.05) per diluted share and $48.8 million, or ($0.51) per diluted share, respectively, compared to net losses of $28.8 million, or ($0.32) per diluted share, and $160.3 million, or ($2.00) per diluted share, for the same periods in 2023.

Cash flow was positive during the quarter ended December 31, 2024, resulting in cash, cash equivalents and marketable securities of $73.8 million compared to $65.8 million at September 30, 2024.

Conference Call Details:

A live audio webcast of the call can be accessed by visiting the investor relations section of the Company’s website, www.avadel.com. A replay of the webcast will be archived on Avadel’s website for 90 days following the event. Participants may register for the conference call here and are advised to do so at least 10 minutes prior to joining the call.

About LUMRYZ™ (sodium oxybate) for extended-release oral suspension

LUMRYZ is an extended-release sodium oxybate medication approved by the FDA on May 1, 2023, as the first and only once-at-bedtime treatment for cataplexy or excessive daytime sleepiness (EDS) in adults with narcolepsy. On October 16, 2024, LUMRYZ was additionally approved as a once-at-bedtime treatment for cataplexy or EDS in pediatric patients 7 years of age and older with narcolepsy.

The FDA approval of LUMRYZ was supported by results from REST-ON™, a randomized, double-blind, placebo-controlled, pivotal Phase 3 trial in adults with narcolepsy. LUMRYZ demonstrated statistically significant and clinically meaningful improvements in the three co-primary endpoints: EDS (MWT), clinicians’ overall assessment of patients’ functioning (CGI-I), and cataplexy attacks, for all three evaluated doses when compared to placebo.

With its approvals in May 2023 and October 2024, the FDA also granted 7 years of Orphan Drug Exclusivity to LUMRYZ for the treatment of cataplexy or EDS in adults with narcolepsy and in pediatric patients 7 years of age and older with narcolepsy (respectively) due to a finding of clinical superiority of LUMRYZ relative to currently available oxybate treatments. In particular, the FDA found that LUMRYZ makes a major contribution to patient care over currently available, twice-nightly oxybate products by providing a once-nightly dosing regimen that avoids nocturnal arousal to take a second dose.

About Avadel Pharmaceuticals plc

Avadel Pharmaceuticals plc (Nasdaq: AVDL) is a biopharmaceutical company focused on transforming medicines to transform lives. Our approach includes applying innovative solutions to the development of medications that address the challenges patients face with current treatment options. Avadel’s commercial product, LUMRYZ, was approved by the U.S. Food & Drug Administration (FDA) as the first and only once-at-bedtime oxybate for the treatment of cataplexy or EDS in patients 7 years of age and older with narcolepsy. For more information, please visit www.avadel.com

Avadel intends to use its Investor Relations website as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the Company’s Investor Relations website, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations, and webcast.

IMPORTANT SAFETY INFORMATION

WARNING: Taking LUMRYZ™ (sodium oxybate) with other central nervous system (CNS) depressants, such as medicines used to make you fall asleep, including opioid analgesics, benzodiazepines, sedating antidepressants, antipsychotics, sedating anti-epileptic medicines, general anesthetics, muscle relaxants, alcohol or street drugs, may cause serious medical problems, including trouble breathing (respiratory depression), low blood pressure (hypotension), changes in alertness (drowsiness), fainting (syncope) and death.

The active ingredient of LUMRYZ (sodium oxybate) is a form of gamma hydroxybutyrate (GHB), a controlled substance. Abuse or misuse of illegal GHB alone or with other CNS depressants (drugs that cause changes in alertness or consciousness) have caused serious side effects. These effects include seizures, trouble breathing (respiratory depression), changes in alertness (drowsiness), coma and death. Call your doctor right away if you have any of these serious side effects.

Because of these risks, LUMRYZ is available only by prescription and filled through certified pharmacies in the LUMRYZ REMS. You must be enrolled in the LUMRYZ REMS to receive LUMRYZ. Further information is available at www.LUMRYZREMS.com or by calling 1-877-453-1029.

INDICATIONS

LUMRYZ (sodium oxybate) for extended-release oral suspension is a prescription medicine used to treat the following symptoms in patients 7 years and older with narcolepsy:

•	sudden onset of weak or paralyzed muscles (cataplexy)

•	excessive daytime sleepiness (EDS)

Do not take LUMRYZ if you take or your child takes other sleep medicines or sedatives (medicines that cause sleepiness), drink alcohol or have a rare problem called succinic semialdehyde dehydrogenase deficiency.

Keep LUMRYZ in a safe place to prevent abuse and misuse. Selling or giving away LUMRYZ may harm others and is against the law. Tell your doctor if you or your child have ever abused or been dependent on alcohol, prescription medicines or street drugs.

Anyone who takes LUMRYZ should not do anything that requires them to be fully awake or is dangerous, including driving a car, using heavy machinery or flying an airplane, for at least six (6) hours after taking LUMRYZ. Those activities should not be done until you know how LUMRYZ affects you.

Falling asleep quickly, including while standing or while getting up from the bed, has led to falls with injuries that have required some people to be hospitalized.

LUMRYZ can cause serious side effects, including the following:

•	Breathing problems, including slower breathing, trouble breathing and/or short periods of not breathing while sleeping (e.g., sleep apnea). People who already have breathing or lung problems have a higher chance of having breathing problems when they take LUMRYZ.

•	Mental health problems, including confusion, seeing or hearing things that are not real (hallucinations), unusual or disturbing thoughts (abnormal thinking), feeling anxious or upset, depression, thoughts of killing yourself or trying to kill yourself, increased tiredness, feelings of guilt or worthlessness and difficulty concentrating. Tell your doctor if you or your child have or had depression or have tried to harm yourself. Call your doctor right away if you or your child have symptoms of mental health problems or a change in weight or appetite.

•	Sleepwalking. Sleepwalking can cause injuries. Call your doctor if you or your child start sleepwalking.

Tell your doctor if you or your child are on a salt-restricted diet or have high blood pressure, heart failure or kidney problems. LUMRYZ contains a lot of sodium (salt) and may not be right for you.

The most common side effects of LUMRYZ in adults include nausea, dizziness, bedwetting, headache and vomiting. Your side effects may increase when you take higher doses of LUMRYZ. The most common side effects in children include nausea, bedwetting, vomiting, headache, decreased weight, decreased appetite, dizziness, and sleepwalking. LUMRYZ can cause physical dependence and craving for the medicine when it is not taken as directed. These are not all the possible side effects of LUMRYZ.

For more information, ask your doctor or pharmacist. Call your doctor for medical advice about side effects.

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit http://www.fda.gov/medwatch, or call 1-800-FDA-1088.

Please see full Prescribing Information, including BOXED Warning.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements relate to our future expectations, beliefs, plans, strategies, objectives, results, conditions, financial performance, prospects or other events. Such forward-looking statements include, but are not limited to, expectations regarding the potential therapeutic benefit of LUMRYZ; the success of the commercialization of LUMRYZ and expansion into additional patient populations; the anticipated market demand and sales opportunity of LUMRYZ, including assumptions regarding the number of patients using LUMRYZ; the potential for the Company to solidify its leadership in sleep medicine; the Company’s idiopathic hypersomnia clinical study for LUMRYZ, including enrollment and timing related thereto; the Company’s ability to seek and obtain FDA approval for, as well as, commercially launch LUMRYZ for indications beyond narcolepsy; and the Company’s anticipated financial condition, expenses, uses of capital and other future financial results. In some cases, forward-looking statements can be identified by use of words such as “will,” “may,” “could,” “believe,” “expect,” “look forward,” “on track,” “guidance,” “anticipate,” “estimate,” “project,” “next steps” and similar expressions and the negatives thereof (if applicable).

The Company’s forward-looking statements are based on estimates and assumptions that are made within the bounds of our knowledge of our business and operations and that we consider reasonable. However, the Company’s business and operations are subject to significant risks, and, as a result, there can be no assurance that actual results and the results of the company’s business and operations will not differ materially from the results contemplated in such forward-looking statements. Factors that could cause actual results to differ from expectations in the Company’s forward-looking statements include the risks and uncertainties described in the “Risk Factors” section of Part I, Item 1A of the Company’s most recent Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made and are not guarantees of future performance. Accordingly, you should not place undue reliance on forward-looking statements. The Company does not undertake any obligation to publicly update or revise our forward-looking statements, except as required by law.

Investor Contact:

Austin Murtagh

Precision AQ

Austin.Murtagh@precisionAQ.com

(212) 698-8696

Media Contact:

Lesley Stanley

Real Chemistry

lestanley@realchemistry.com

(609) 273-3162

AVADEL PHARMACEUTICALS PLC

CONDENSED CONSOLIDATED STATEMENTS OF LOSS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net product revenue	$50,410	$19,453	$169,117	$27,963
Cost of products sold	4,812	693	15,277	846
Gross profit	45,598	18,760	153,840	27,117
Operating expenses:
Research and development expenses	4,274	2,359	15,196	13,261
Selling, general and administrative expenses	44,621	41,301	181,043	151,705
Total operating expenses	48,895	43,660	196,239	164,966
Operating loss	(3,297)	(24,900)	(42,399)	(137,849)
Investment and other income (expense), net	1,036	(1,632)	4,150	87
Interest expense	(2,702)	(2,354)	(10,830)	(9,886)
Loss on extinguishment of debt	—	—	—	(13,129)
Loss before income taxes	(4,963)	(28,886)	(49,079)	(160,777)
Income tax provision (benefit)	80	(100)	(247)	(501)
Net loss	$(5,043)	$(28,786)	$(48,832)	$(160,276)

Net loss per share - basic	$(0.05)	$(0.32)	$(0.51)	$(2.00)
Net loss per share - diluted	$(0.05)	$(0.32)	$(0.51)	$(2.00)

Weighted average number of shares outstanding - basic	96,395	89,798	95,141	80,174
Weighted average number of shares outstanding - diluted	96,395	89,798	95,141	80,174

AVADEL PHARMACEUTICALS PLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$51,371	$31,167
Marketable securities	22,406	73,944
Accounts receivable, net	34,097	12,103
Inventories	20,298	10,380
Prepaid expenses and other current assets	6,036	6,608
Total current assets	134,208	134,202
Property and equipment, net	453	585
Operating lease right-of-use assets	1,702	2,591
Goodwill	16,836	16,836
Other non-current assets	11,037	10,484
Total assets	$164,236	$164,698

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of operating lease liability	$582	$934
Accounts payable	7,328	11,433
Accrued expenses	40,651	24,227
Other current liabilities	273	261
Total current liabilities	48,834	36,855
Long-term operating lease liability	1,122	1,690
Royalty financing obligation	35,249	32,760
Other non-current liabilities	5,183	5,654
Total liabilities	90,388	76,959

Shareholders’ equity:
Preferred shares, nominal value of $0.01 per share; 50,000 shares authorized; zero issued and outstanding at December 31, 2024 and 5,194 issued and outstanding at December 31, 2023	—	52
Ordinary shares, nominal value of $0.01 per share; 500,000 shares authorized; 96,518 issued and outstanding at December 31, 2024 and 89,825 issued and outstanding at December 31, 2023	965	898
Additional paid-in capital	891,791	855,452
Accumulated deficit	(794,328)	(745,496)
Accumulated other comprehensive loss	(24,580)	(23,167)
Total shareholders’ equity	73,848	87,739
Total liabilities and shareholders’ equity	$164,236	$164,698

AVADEL PHARMACEUTICALS PLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(48,832)	$(160,276)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,681	1,766
Amortization of debt discount and debt issuance costs	—	2,796
Share-based compensation expense	20,387	15,811
Loss on extinguishment of debt	—	13,129
Other adjustments	(828)	1,262
Net changes in assets and liabilities
Accounts receivable	(21,994)	(12,103)
Inventories	(9,219)	(9,532)
Prepaid expenses and other current assets	416	(2,155)
Accounts payable & other current liabilities	(4,093)	1,545
Accrued expenses	16,424	16,892
Other assets and liabilities	(1,849)	2,354
Net cash used in operating activities	(46,907)	(128,511)

Cash flows from investing activities:
Proceeds from sales of marketable securities	327,781	187,136
Purchases of marketable securities	(276,001)	(237,229)
Net cash provided by (used in) investing activities	51,780	(50,093)

Cash flows from financing activities:
Proceeds from issuance of shares off the at-the-market offering program	9,250	11,913
Proceeds from stock option exercises and employee share purchase plan	6,720	2,293
Proceeds from April 2023 public offering, net of issuance costs	—	134,151
Payments for February 2023 Notes	—	(17,500)
Payments for October 2023 Notes	—	(21,165)
Payments for debt issuance costs	—	(4,357)
Proceeds from royalty purchase agreement	—	30,000
Net cash provided by financing activities	15,970	135,335

Effect of foreign currency exchange rate changes on cash and cash equivalents	(639)	455

Net change in cash and cash equivalents	20,204	(42,814)
Cash and cash equivalents at January 1	31,167	73,981
Cash and cash equivalents at December 31	$51,371	$31,167